EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1802
Contact: Robert Burns (404) 307-1544 Greg Guest (404) 652-4739
Date: April 4, 2003

GEORGIA-PACIFIC TO RETIRE TWO TISSUE MACHINES, 13 CONVERTING LINES AND SHIPPING OPERATIONS AT OLD TOWN, MAINE

            ATLANTA -- Georgia-Pacific Corp. today announced it will strategically reduce the corporation's overall tissue paper manufacturing capacity by retiring two tissue machines, 13 converting lines, and associated tissue shipping assets at its Old Town, Maine, mill. The company will utilize its existing tissue paper capacity elsewhere to serve Old Town's consumer products customers.

            Approximately 300 employees will be affected by the closure of these tissue manufacturing assets. The machines being retired currently produce approximately 89,000 tons of tissue paper annually. The mill's pulp operations and dryer are continuing to operate. Mill management is examining ways to enhance the pulp operations' long-term viability and retain more than 200 jobs.

            "This decision has nothing to do with the quality workforce at Old Town; they've done an outstanding job," said David Spraley, senior vice president - consumer products manufacturing. "However, the overcapacity of paper, the mill's geographic location, and energy and fiber costs make this decision necessary. Tissue customers will not be affected by the shutdown. Their orders will be shifted to other Georgia-Pacific tissue manufacturing operations."

            Employees who are not needed to assist with the shutdown and whose employment is terminated will be paid for a 60-day period following today's formal closing announcement of the tissue manufacturing operations. Salaried employees affected by the decision are eligible for severance benefits under company policy. Hourly employees who are permanently laid off as a result of the decision are eligible for severance pay under state law.

            "This was an extremely difficult decision because it affects so many of our team members. The elimination of our tissue manufacturing capability is in no way a reflection of their hard work and dedication over the years and we will be doing all we can to help them through this transition," said Ralph Feck, vice president - Old Town mill. "We will be assisting employees on how to obtain unemployment and other benefits. Also, personal and family counseling will be available through our Employee Assistance Program."

The mill's human resources department, along with the Maine state employment office, will offer outplacement assistance to employees impacted by this action.

The Old Town facility is a unit of Fort James Operating Company, a subsidiary of Georgia-Pacific.

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